Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 12, 2012, with respect to the consolidated financial statements and schedule included in the Annual Report of Stratasys Ltd. (formerly Stratasys, Inc.) on Form 20-F for the year ended December 31, 2013. We hereby consent to the incorporation by reference of said report in the Registration Statements of Stratasys Ltd. on Forms S-8 (File Nos. 333-185240 and 333-190963) and on Form F-3 (File No. 333-190965).

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota

March 3, 2014